Exhibit 21
Subsidiaries of Registrant
     The Company has the following subsidiaries, all of which are wholly owned and included in the consolidated financial statements.

State or Country
Name of Subsidiary	of Incorporation

Barr Associates, Inc.	Massachusetts
BEM Services, Inc.	Ohio
Brush Wellman Inc.	Ohio
Brush Ceramic Products Inc.	Arizona
Brush International, Inc.	Ohio
Brush Resources Inc.	Utah
Brush Wellman GmbH	Germany
Brush Wellman (Japan) Ltd.	Japan
Brush Wellman Limited	England
Brush Wellman (Singapore) Pte Ltd.	Singapore
CERAC, incorporated	Wisconsin
OMC Scientific Czech s.r.o.	Czech Republic
OMC Scientific Holdings Limited	Ireland
Techni-Met, LLC	Connecticut
Technical Materials, Inc.	Ohio
Thin Film Technology, Inc.	California
Williams Advanced Materials Inc.	New York
Williams Advanced Materials Far East Pte Ltd.	Singapore
Williams Advanced Materials Japan Inc.	Japan
Williams Advanced Materials (Netherlands) B.V.	Netherlands
Williams Advanced Materials (Suzhou) Ltd.	China
Williams Advanced Materials Technologies Taiwan Co. Ltd.	Taiwan
Zentrix Technologies Inc.	Arizona